Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-270016) of AGBA Group Holding Limited and its subsidiaries (collectively the “Company”), of our report dated April 3, 2023, which appears in the Annual Report on Form 10-K (File No.: 001-38909) filed with the U.S. Securities Exchange Commission (“SEC”) on April 3, 2023, with respect to the consolidated balance sheet of the Company as of December 31, 2022, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholder’s equity, and cash flows for the year ended December 31, 2022, and the related notes included herein.

San Mateo, California	WWC, P.C.
April 3, 2023	Certified Public Accountants
PCAOB ID No. 1171